Exhibit 10.1

EXECUTION COPY

$500,000,000

CREDIT AGREEMENT

Dated as of May 20, 2005

among

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

as Borrower

TRUMP ENTERTAINMENT RESORTS, INC.

as General Partner

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED HEREIN

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

and

UBS SECURITIES LLC

as Syndication Agent

and

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., and

WELLS FARGO FOOTHILL, INC

as Documentation Agents

and

MORGAN STANLEY SENIOR FUNDING, INC. and UBS SECURITIES LLC

as Joint Lead Arrangers and Joint Book-Runners

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Guarantors
Schedule III	-	Pro Forma EBITDA
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(o)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	-	Tax Disclosure
Schedule 4.01(s)	-	Existing Debt
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 4.01(v)	-	Owned Real Property; Leased Real Property (Lessee); Leased Real Property (Lessor)
Schedule 4.01(w)	-	Investments
Schedule 4.01(x)	-	Intellectual Property
Schedule 5.01(k)	-	Post-Closing Matters

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term B Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty Supplement
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Solvency Certificate
Exhibit I-1	-	Form of Opinion of Latham & Watkins, counsel to the Loan Parties
Exhibit I-2	-	Form of Opinion of Graham, Curtin & Sheridan, P.A., New Jersey counsel to the Loan Parties
Exhibit I-3	-	Form of Opinion of Sterns & Weinroth, P.C., New Jersey gaming counsel to the Loan Parties
Exhibit I-4	-	Form of Opinion of Tabbert Hahn Earnest & Weddle, LLP, Indiana counsel to the Loan Parties
Exhibit J	-	Form of Plan of Reorganization
Exhibit K	-	Form of Ship Mortgage

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of May 20, 2005 among Trump Entertainment Resorts Holdings, L.P. (as successor in interest to Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership), a Delaware limited partnership (the “Borrower”), as reorganized under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101 et seq., the “Bankruptcy Code”), Trump Entertainment Resorts, Inc. (successor in interest to Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”)), a Delaware corporation and general partner of the Borrower (the “General Partner”), as a Guarantor (as hereinafter defined), the Subsidiary Guarantors (as hereinafter defined), the Initial Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), Morgan Stanley & Co. Incorporated (“MSC”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), UBS Securities LLC (“UBSS”), as syndication agent (the “Syndication Agent”), Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and Wells Fargo Foothill, Inc., as documentation agents, and MSSF and UBSS, as joint lead arrangers and joint book-runners (the “Lead Arrangers” and, together with the Administrative Agent, the Collateral Agent and the Syndication Agent, the “Agents”).

PRELIMINARY STATEMENTS:

(1) On April 11, 2005, the Borrower and its debtor affiliates obtained an order of the Bankruptcy Court (the “Confirmation Order”) confirming the plan of reorganization (the “Plan of Reorganization”) under the Bankruptcy Code in the form attached hereto as Exhibit J, and in connection therewith the Borrower intends to substantially consummate the Plan of Reorganization on or prior to May 20, 2005.

(2) Upon the consummation of the Plan of Reorganization, the Borrower shall secure the New Notes (as hereinafter defined) on a second priority basis to the Facilities (as hereinafter defined).

(3) The Borrower has requested that the Lender Parties lend to the Borrower up to $500,000,000 upon and concurrently with the consummation of the Transaction in order to (i) refinance all amounts outstanding under the DIP Credit Agreement, (ii) fund the construction of the New Tower, (iii) pay the fees and expenses incurred in connection with the Transaction and (iv) provide financing for working capital, letters of credit, capital expenditures and other general corporate purposes.

(4) The Lender Parties are entering into the transactions contemplated hereby in reliance upon, among other things, the Confirmation Order and substantial consummation of the Plan of Reorganization described above.

(5) The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term B Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) such Loan Party or Subsidiary was the sole “Affected Party,” and (c) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Term B Facilities, (i) at any time when the Facilities have debt ratings of at least B1 from Moody’s and BB- from S&P, in each case with stable outlook, 1.25% per annum for Base Rate Advances and 2.25% per annum for Eurodollar Rate Advances and (ii) otherwise, 1.50% per annum for Base Rate Advances and 2.50% per annum for Eurodollar Rate Advances, (b) in respect of the Swing Line Facility, as set forth in clause (c) below for Base Rate Advances and, (c) in respect of the Revolving Credit Facility, (i) until delivery of the financial statements for the fiscal quarter ending June 30, 2005, 1.50% per annum for Base Rate Advances and 2.50% per annum for Eurodollar Rate Advances and (ii) thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Eurodollar Rate Advances	Base Rate Advances
Level I 5.0:1.0 or greater	2.50%	1.50%

Level II 4.5:1.0 or greater, but less than 5.0:1.0	2.25%	1.25%

Level III 4.0:1.0 or greater, but less than 4.5:1.0	2.00%	1.00%

Level IV less than 4.0:1.0	1.75%	0.75%

For purposes of this clause (c), the Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Responsible Officer of the General Partner demonstrating such Leverage Ratio and (B) the Applicable Margin shall be at Level I for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Applicable Prepayment Percentage” means the applicable percentage based on the Leverage Ratio set forth below for each item set forth below:

Leverage Ratio	Debt	Equity Interests	Extraordinary Receipts	Excess Cash Flow	Asset Dispositions
Level I 4.0:1.0 or greater	100%	50%	100%	50%	100%

Level II less than 4.0:1.0	0%	0%	0%	0%	100%

The Applicable Prepayment Percentage for each item set forth above shall be determined by reference to the Leverage Ratio in effect from time to time; provided, however, that (A) no change in the Applicable Prepayment Percentage shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Responsible Officer of the General Partner demonstrating such Leverage Ratio and (B) the Applicable Prepayment Percentage shall be at Level I for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Appropriate Lender” means, at any time, with respect to (a) either of the Term B Facilities or the Revolving Credit Facility, a Lender that has a Commitment with respect to such

Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assignments of Leases and Rents” means those certain assignments of leases and rents, each dated on the date hereof, corresponding to the real property to which each of the Mortgages relate.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Code” has the meaning specified in the recital of parties to this Agreement.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest published by the Wall Street Journal, from time to time, as the “prime rate”; and

(b) ½ of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Berthing Agreement” means the Trump Berthing Agreement, dated as of April 23, 1996 as amended, by and between Trump Indiana and BHR Joint Venture as in effect on the Effective Date (and any renewals or replacements thereof or amendments thereto so long as (i) the terms of such renewals, replacements or amendments are not less favorable to the Secured Parties in any material respect, taken as a whole, as compared to the applicable agreement as in effect on the Effective Date or (ii) the Berthing Agreement, dated as of April 23, 1996 by and between BHR Joint Venture and Majestic Star, LLC is simultaneously amended in analogous fashion).

“BHR Joint Venture” means Buffington Harbor Riverboats, LLC, a Delaware limited liability company, in which Trump Indiana owns on the Effective Date a 50% membership interest, and any other flow-through entity owned solely by the members of the BHR Joint Venture.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term B-1 Borrowing, a Term B-2 Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all cash expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carryover Amount” means a Carryover Project Capex Amount or Carryover Maintenance Capex Amount, each as defined in Section 5.02(o).

“Cases” means the cases filed by THCR and its debtor affiliates with the United States Bankruptcy Court for the District of New Jersey under the Bankruptcy Code (Case Nos. 04-46898 through 04-046925).

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with generally accepted accounting principles as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casino Property” means, (i) the hotel and complex currently known as the “Trump Plaza Hotel and Casino” in Atlantic City, New Jersey, (ii) the hotel and complex currently known as the “Trump Marina Hotel Casino” in Atlantic City, New Jersey, (iii) the hotel and complex currently known as the “Trump Taj Mahal Casino Resort” in Atlantic City, New Jersey, (iv) the riverboat and hotel complex currently known as the “Trump Indiana Casino Hotel” in Gary, Indiana or (v) each future hotel and complex owned by the Borrower or any of its Subsidiaries (other than its Unrestricted Subsidiaries).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the General Partner (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the General Partner; (b) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the General Partner; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise the power to exercise, directly or indirectly, a controlling influence over the management or policies of the General Partner (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the General Partner; (d) the General Partner shall cease to directly own all of the Equity Interests in TCI 2; or (e) the General Partner shall cease to be the sole general partner of the Borrower.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Assignments of Leases and Rents, the Ship Mortgage, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

“Compensation Committee” means the compensation committee of the board of directors of General Partner.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Confirmation Order” has the meaning specified in the Preliminary Statements.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means the directors of the Borrower on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date).

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (i) the balance sheet amount of all items that, in accordance with GAAP, would be classified as indebtedness for borrowed money or Capitalized Leases on a Consolidated balance sheet of such Person at such date and (ii) all Synthetic Debt of such Person at such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or any Issuing Bank pursuant to Section 7.05 to reimburse such Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“DIP Credit Agreement” means the Loan and Security Agreement dated as of November 22, 2004 among the General Partner, the Borrower, the Subsidiary Guarantors, Beal Bank, S.S.B., as agent, and the financial institutions named party thereto.

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, at any date of determination, the sum, determined on a Consolidated basis (without duplication), of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) any restructuring charges related to the Plan of Reorganization and consummation of the Plan of Reorganization, (g) any fees, expenses or charges for the account of the General Partner and its Subsidiaries related to or arising from the restructuring of the General Partner and its Subsidiaries and Affiliates in connection with the Cases and the consummation of the Plan of Reorganization, including, without limitation, all fees, expenses or charges incurred or reimbursed by the General Partner and its Subsidiaries and Affiliates (including those of (i) the General Partner and its Subsidiaries and Affiliates, (ii) the informal committees of holders of the public Debt of the General Partner and its Subsidiaries and Affiliates, (iii) the committee appointed to represent the interests of equity holders in the Cases, (iv) DLJ Merchant Banking Partners III, L.P., (v) the indenture trustees for the outstanding bonds of the General Partner and its Subsidiaries and Affiliates, (vi) any witnesses retained by the General Partner and its Subsidiaries and Affiliates in the Cases and (vii) the respective legal and financial advisors of the parties set forth in the foregoing clauses (i) to (vi)), to the extent incurred in connection with the planning, negotiation, structuring or implementation of the Plan of Reorganization, and to the extent incurred prior to the petition date of the Cases, during the pendency of the Cases or after the effective date of the Cases, (h) without duplication, any other non-cash charges, including any write off or write downs, reducing net income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period) and (i) non-recurring or extraordinary items, in each case of the General Partner and its Subsidiaries, determined in accordance with GAAP for the most recently completed Measurement Period; provided that, for purposes of determining compliance with the financial covenants set forth in Section 5.04, EBITDA for each of the three fiscal quarters ending September 30, 2004, December 31, 2004 and March 31, 2005 shall be as set forth on Schedule III hereto; provided further that for purposes of determining EBITDA for any period, references to Subsidiaries of the General Partner contained in the foregoing definition shall mean Subsidiaries of the General Partner other than Unrestricted Subsidiaries.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (x) the Administrative Agent (each such approval not to be unreasonably withheld or delayed), (y) in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank (each such approval not to be unreasonably withheld or delayed) and (z) (1) unless an Event of Default has occurred and is continuing and (2) except in the case of an assignment in connection with the initial syndication of the Advances, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Transferee” means and includes a Person that is (A) a commercial bank, financial institution or other institutional “accredited investor” (as defined in Regulation D of the Securities Act) and (B) (i) a retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; (ii) an investment company registered under the Investment Company Act of 1940 (15 U.S.C. § 80b-1 et seq.); (iii) a collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; (iv) a closed end investment trust; (v) a chartered or licensed life insurance company or property and casualty insurance company; (vi) a banking and other chartered or licensed lending institution; (vii) an investment adviser registered under the Investment Advisers Act of 1940 (15 U.S. § 80b-1 et seq.); or (viii) such other Person as the Gaming Authorities may determine for reasons in accordance with the policies of Gaming Laws.

“Environmental Action” means any action, suit, demand, written demand letter, claim, written notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or enforceable agency interpretation, legally enforceable policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by

(b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period,

(a) the sum of:

(i) Consolidated net income (or loss) of the General Partner and its Subsidiaries for such period plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss) plus

(iii) if there was a net increase in Consolidated Current Liabilities of the General Partner and its Subsidiaries during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the General Partner and its Subsidiaries during such period, the amount of such net decrease plus

(v) any Carryover Amount permitted to be used for Capital Expenditures during such period to the extent not so used during such period less

(b) the sum of:

(i) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) plus

(ii) if there was a net decrease in Consolidated Current Liabilities of the General Partner and its Subsidiaries during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the General Partner and its Subsidiaries during such period, the amount of such net increase plus

(iv) the aggregate amount of Capital Expenditures of the Borrower paid in cash during such period solely to the extent permitted by this Agreement plus

(v) the aggregate amount of all regularly scheduled principal payments of Funded Debt made during such period plus

(vi) the aggregate principal amount of all optional prepayments of Funded Debt (other than Funded Debt that is revolving in nature) made during such period pursuant to Section 2.06(a) plus

(vii) the aggregate principal amount of all commitment reductions in the Revolving Credit Facility or any other Funded Debt of a revolving nature made during such period solely to the extent such commitment reductions were accompanied by mandatory prepayments of the Revolving Credit Facility pursuant to Section 2.06(b)(iii) or the applicable provisions of such Funded Debt plus

(viii) the aggregate gain realized in connection with transactions occurring during such period described in clause (a) or (d) of the definition of “Net Cash Proceeds” to the extent that such gain taken into account in calculating such Consolidated net income (or loss) for such period plus

(ix) the Carryover Amount for such period plus the aggregate amount of cash applied to Investments permitted pursuant to Section 5.02(f)(vii) or (viii) during such period plus

(x) the Tax Distributions paid with respect to such period plus

(xi) cash distributions paid pursuant to Section 5.02(g)(viii) during such period;

provided, however, that for purposes of determining Excess Cash Flow for any period, references to Subsidiaries of the General Partner contained in the foregoing definition shall mean Subsidiaries of the General Partner other than Unrestricted Subsidiaries.

“Excluded Properties” shall mean those real estate assets identified as “Excluded Properties” on Schedule 4.01(v).

“Existing Debt” means Debt under the DIP Credit Agreement and other Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Existing Notes” means (a) the 11 ¼% First Mortgage Notes due 2006 issued pursuant to that certain indenture, dated as of April 17, 1996, among Trump Atlantic City Associates, a New Jersey partnership (“TAC”), Trump Atlantic City Funding, Inc., a Delaware corporation (“TAC Funding I”), the guarantors named therein and First Bank National Association, as trustee; (b) the 11 ¼% First Mortgage Notes due 2006 issued pursuant to that certain indenture dated as of December 10, 1997, among TAC, Trump Atlantic City Funding II, Inc., a Delaware corporation, the guarantors named therein and U.S. Bank National Association, as trustee; (c) 11 ¼% First Mortgage Notes due 2006 issued pursuant to that certain indenture dated as of December 10, 1997, among TAC, Trump Atlantic City Funding III, Inc., a Delaware corporation, the guarantors named therein and U.S. Bank National Association, as trustee; (d) the 11 5/8% First Priority Mortgage Notes due 2010 pursuant to that certain indenture dated as of March 25, 2003 among Trump Casino Holdings, LLC, a Delaware limited liability company (“TCH”), Trump Casino Funding, Inc., a Delaware corporation (“TCH Funding”), the guarantors named therein and U.S. Bank National Association, as trustee; and (e) 17 5/8% Second Priority Mortgage Notes due 2010, pursuant to that certain indenture dated as of March 25, 2003 among TCH, TCH Funding, the guarantors named therein and U.S. Bank National Association, as trustee.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term B-1 Facility, the Term B-2 Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated February 22, 2005 among General Partner, MSSF and UBSS, as amended.

“First Lien Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money of the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that is secured by a first-priority security interest in assets of the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries) to Consolidated EBITDA of the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries) for the most recently completed Measurement Period.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” of any Person means Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” has the meaning specified in Section 1.03.

“Gaming Authorities” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States Federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Indiana Gaming Commission and any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Loan Parties or any of their Subsidiaries.

“Gaming Facility” means the casinos owned or operated by the Loan Parties and all other real property owned by a Loan Party which is directly ancillary thereto or used in connection therewith, including any hotels, resorts, card clubs, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” means all laws and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Loan Parties.

“Gaming Licenses” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct or manage gambling, gaming or casino activities in any state or jurisdiction where the Loan Parties conduct business, and any applicable liquor licenses.

“General Partner” has the meaning specified in the Preliminary Statements.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantors” means the General Partner and the Subsidiary Guarantors.

“Guaranty” means the Parent Guaranty and the Subsidiary Guaranty.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated April 2005, used by the Lead Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” means the bank or other financial institution listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Swing Line Bank” means the bank listed on the signature page hereof as the Initial Swing Line Bank.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” has the meaning specified in Section 1(b) of the Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(ii)(G).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of May 20, 2005 among the Borrower, MSC, as first lien collateral agent for the Secured Parties, and U.S. Bank National Association, as second lien collateral agent for the holders of the New Notes.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) cash interest payable on all Debt for Borrowed Money, in each case, of or by the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries) for the most recently completed Measurement Period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii).

“Lead Arrangers” means MSSF and UBSS.

“Lender Party” means any Lender, any Issuing Bank or any Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Acceptance, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(e).

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money of the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries) at such date to Consolidated EBITDA of the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries) for the most recently completed Measurement Period.

“License Revocation” shall mean the loss, revocation, failure to renew, termination or suspension of any Gaming License issued by any Gaming Authority covering any Gaming Facility.

“Lien” means any mortgage, deed of trust, lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquor Laws” has the meaning specified in Section 9.15(a).

“Loan Documents” means (a) for purposes of this Agreement and the Guaranty, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) the Intercreditor Agreement and (vii) each Letter of Credit Agreement, in each case as amended, and (b) for purposes of the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Agreement, (vii) the Intercreditor Agreement and (viii) each Secured Hedge Agreement, in each case as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Maintenance Capital Expenditures” means Capital Expenditures other than Project Capital Expenditures.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the General Partner and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the General Partner and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their Obligations under the Loan Documents or (c) the rights and remedies of any Agent or any Lender Party under any Loan Document.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the General Partner ending on or prior to such date or, if less than four consecutive fiscal quarters of the General Partner have been completed since the date of the Initial Extension of Credit, the fiscal quarters of the General Partner that have been completed since the date of the Initial Extension of Credit; provided that (a) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended June 30, 2005, such amount for the Measurement Period then ended shall equal to such item for the fiscal quarter ended June 30, 2005 multiplied by four; (b) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended September 30, 2005, such amount for the Measurement Period then ended shall equal to such item for the two fiscal quarters ended September 30, 2005 multiplied by two; and (c) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended December 31, 2005, such amount for the Measurement Period then ended shall equal to such item for the three fiscal quarters ended December 31, 2005 multiplied by 4/3.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Policies” has the meaning specified in Section 3.01(a)(iv)(B).

“Mortgages” has the meaning specified in Section 3.01(a)(iv).

“MSC” has the meaning specified in the recital of parties to this Agreement.

“MSSF” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets (x) by any Unrestricted Subsidiary or (y) pursuant to clauses (i) through (xi) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that (x) is secured by such asset and that is required to be repaid or (y) is Debt of the Subsidiary that is the subject of such sale, lease, transfer or disposition and repaid, in each case in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (including any Tax Distributions required to be paid in connection therewith), and (D) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Term B Maturity Date); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in the business of the Borrower and its Subsidiaries within 365 days after the date of receipt thereof;

(b) with respect to the incurrence or issuance of any Debt by the Borrower or any of its Subsidiaries (other than Debt incurred or issued (x) by any Unrestricted Subsidiary or (y) pursuant to Section 5.02(b), but including Debt under clause (xi) thereof to the extent such Debt is not used to make (A) Investments pursuant to Section 5.02(f) within 60 days following the incurrence thereof or (B) Capital Expenditures pursuant to Section 5.02(o) that are committed to be made within 365 days following the incurrence of such Debt pursuant to a plan disclosed to the Lenders in reasonable detail within 60 days following the incurrence of such Debt and in pro forma compliance with the terms of this Agreement), an amount equal to the Applicable Prepayment Percentage of the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c) with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by the Borrower or any of its Subsidiaries (other than its Unrestricted Subsidiaries), an amount equal to the Applicable Prepayment Percentage of the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i), such excess amount to exclude any portion thereof that is utilized to make Investments pursuant to Section 5.02(f)(vii); and

(d) with respect to any Extraordinary Receipt received by the Borrower or any of its Subsidiaries (other than its Unrestricted Subsidiaries) that is not otherwise included in clauses (a), (b) or (c) above, an amount equal to the excess, if any, of the Applicable Prepayment Percentage of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) premiums and expenses incurred by the Borrower or its Subsidiaries and (B) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (including any Tax Distributions required to be paid in connection therewith); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in the business of the Borrower and its Subsidiaries within 365 days after the date of receipt thereof.

“New Notes” means debt securities issued pursuant to the New Notes Indenture.

“New Notes Indenture” means the Indenture dated as of May 20, 2005, by and among the Borrower and Trump Entertainment Resorts Funding, Inc., a Delaware corporation, as issuers, the guarantors from time to time party thereto, and U.S. Bank National Association, a national banking association, as trustee.

“New Tower” means a new tower at the Trump Taj Mahal Casino Resort in Atlantic City, New Jersey.

“Non-Consenting Lender” means, in the event that the Required Lenders have agreed to any consent, waiver or amendment pursuant to Section 9.01 that requires the consent of one or more Lenders in addition to the Required Lenders, any Lender who is entitled to agree to such consent, waiver or amendment but who does not so agree.

“Note” means a Term B Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(e).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(e).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Guaranty” means the guaranty of the General Partner set forth in Article VIII.

“Parking Lease” means the Parking Lease, dated as of June 19, 2000, by and between Buffington Harbor Parking Associates, LLC, as lessor, and Trump Indiana, as lessee, as the same is in effect on the Effective Date (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Secured Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership dated as of May 20, 2005, by and among the General Partner, Donald J. Trump, Trump Casinos, Inc., a New Jersey corporation and TCI 2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permit” means any license (including, without limitation, any Gaming License), franchise, authorization, statement of compliance, certificate of operation, certificate of occupancy and permit required for the lawful ownership, occupancy, operation and use of all or a material portion of the Gaming Facilities (which may be temporary or permanent) (including, without limitation, those required for the use of the Gaming Facilities as a licensed casino facility).

“Permitted Business” means: (a) any line of business conducted by the Borrower, the General Partner or any Subsidiary on the Effective Date; (b) all businesses whether or not licensed by a Gaming Authority that are necessary for, incident to, useful to, arising out of, supportive of or connected to the development, ownership or operation of a gaming facility; (c) any casino and gaming activities (including, without limitation, the development, ownership, operation or management of casinos, casino hotels, riverboat casinos, slot machines, video lottery terminals, racetracks, internet gaming or related activities); or (d) any business that is a reasonable extension, development or expansion of any of the foregoing.

“Permitted Encumbrances” has the meaning specified in the Mortgages and the Ship Mortgage.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (in each case, that is not being contested in good faith and by proper proceedings or pursuant to this Agreement, is not required to be contested and such enforcement, collection, execution, levy or foreclosure proceeding could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect): (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that either (A) (i) are not overdue for a period of more than 60 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate or (B) are being contested in good faith and by proper proceedings, as to which appropriate reserves are being maintained and no such Lien has (i) attached to such property, (ii) has become enforceable and (iii) is not subject to a stay; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments); (f) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not materially adversely affect the use or value of such property for its present purposes; (g) operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by any Loan Party or any of their respective Subsidiaries as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Properties encumbered thereby for its intended purpose; and (h) Permitted Encumbrances.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan of Reorganization” has the meaning specified in the Preliminary Statements.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Petition Interest” has the meaning specified in Section 8.06(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Project Capital Expenditures” means Capital Expenditures consisting of new construction (including, without limitation, the construction of the New Tower) or other capital improvements.

“Properties” shall mean those real estate assets listed on Schedule 4.01(v).

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing Debt” has the meaning specified in Section 5.02(b)(xiv).

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Plan of Reorganization, the Restructuring Support Agreement and the New Notes Indenture.

“Replacement Ship” means the replacement, in any manner, of the Ship existing on the Effective Date including, without limitation, any replacement of such Ship with a riverboat, vessel, barge or improvement on real property, whether such riverboat, vessel, barge or improvement is acquired or constructed and whether or not such riverboat, vessel, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of October 20, 2004 among THCR, Donald J. Trump and certain holders of the Existing Notes.

“Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptance, set forth for such Lender in the Register maintained by the

Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A–1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“ROFO Agreement” means the Right of First Offer Agreement, dated as of May 20, 2005, among Trump Organization LLC, the General Partner and the Borrower (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Secured Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means the Agents, the Lender Parties, and the Hedge Banks.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Services Agreement” means the Services Agreement, dated as of May 20, 2005, among the Borrower, the General Partner and Donald J. Trump (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Secured Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Ship” means the U.S.-flag vessel TRUMP CASINO, Official Number 1039617, which is documented under and pursuant to the laws of the United States of America, together with all of its engines, boilers, machinery, covers, masts, bowsprits, boats, spars, anchors, cables, chains, rigging, tackle, capstans, fittings, tools, pumps and pumping equipment, gear, apparel, furniture, equipment, spare parts, supplies, accessions and accessories, and all other appurtenances thereunto appertaining and belonging, whether now owned or hereafter acquired, whether on board or not and also any and all additions, improvements and replacements hereafter made in, for or to such vessel, or any part thereof, or in or to its equipment and appurtenances aforesaid, and all proceeds of the foregoing or any Replacement Ship.

“Ship Mortgage” has the meaning specified in Section 3.01(a)(iii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained during any of the preceding five plan years and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. For purposes of Section 2.06(b) and Articles IV (other than Section 4.01 (h) thereof), V (other than Section 5.03(b), (c) and (d) thereof) and VI, the term “Subsidiary” shall not include any Unrestricted Subsidiary, unless specifically referred to therein.

“Subsidiary Guarantors” means the Subsidiaries of the General Partner listed on Schedule II hereto and each other Subsidiary of the General Partner that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit and set forth on Schedule 4.01(t).

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank, the amount set forth opposite its name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Acceptance, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the aggregate amount of the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Tax Distribution” has the meaning specified in Section 5.02(g)(vi).

“Taxes” has the meaning specified in Section 2.12(a).

“TCI 2” means TCI 2 Holdings, LLC, a Delaware limited liability.

“Term B Advance” means a Term B-1 Advance or a Term B-2 Advance.

“Term B Commitment” means a Term B-1 Commitment or a Term B-2 Commitment.

“Term B Facility” means the Term B-1 Facility or the Term B-2 Facility.

“Term B Lender” means any Lender that has a Term B Commitment.

“Term B Maturity Date” means May 20, 2012.

“Term B Note” means a promissory note of the Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B-1 Advance or Term B-2 Advances made by such Lender, as amended.

“Term B-1 Advance” has the meaning specified in Section 2.01(a).

“Term B-1 Borrowing” means a borrowing consisting of simultaneous Term B-1 Advances of the same Type made by the Term B-1 Lenders.

“Term B-1 Commitment” means, with respect to any Term B-1 Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B-1 Commitment” or, if such Lender has entered into one of more Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B-1 Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term B-1 Facility” means, at any time, the aggregate amount of the Term B-1 Lenders’ Term B-1 Commitments at such time.

“Term B-1 Lender” means any Lender that has a Term B-1 Commitment.

“Term B-2 Advance” has the meaning specified in Section 2.01(b).

“Term B-2 Availability Termination Date” has the meaning specified in Section 2.01(b).

“Term B-2 Borrowing” means a borrowing consisting of simultaneous Term B-2 Advances of the same Type made by the Term B-2 Lenders.

“Term B-2 Commitment” means, with respect to any Term B-2 Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B-2 Commitment” or, if such Lender has entered into one of more Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B-2 Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term B-2 Facility” means, at any time, the aggregate amount of the Term B-2 Lenders’ Term B-2 Commitments at such time.

“Term B-2 Lender” means any Lender that has a Term B-2 Commitment.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments, the Swing Line Commitments, pursuant to Sections 2.05 or 6.01 and (b) May 20, 2010.

“THCR” has the meaning specified in the recital of parties to this Agreement.

“Trademark License Agreement” means the Amended and Restated Trademark License Agreement, dated as of May 20, 2005, between the Borrower and Donald J. Trump (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Lender Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Trademark Security Agreement” means the Amended and Restated Trademark Security Agreement, dated as of May 20, 2005, between the Borrower and Donald J. Trump (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Lender Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Transaction” means consummation of the Plan of Reorganization and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Trump Indiana” means Trump Indiana, Inc., a Delaware corporation.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UBSS” has the meaning specified in the recital of parties to this Agreement.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

“Unrestricted Subsidiary” means (a) any direct or indirect Subsidiary of the General Partner that (i) has been designated by the Board of Directors of the General Partner to be an Unrestricted Subsidiary, (ii) does not own any Equity Interests or Debt of, or own or hold any Lien or any property of the Borrower or any Subsidiary Guarantor, (iii) does not create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the relevant lender has recourse to the Borrower or any Subsidiary Guarantor or any of their respective assets and (iv) may be designated as an “Unrestricted Subsidiary” in compliance by the Borrower with Section 5.02(f) and (b) any Subsidiary of an “Unrestricted Subsidiary”. In no event shall the Borrower or any Subsidiary of the Borrower existing on the date hereof be an “Unrestricted Subsidiary” nor shall any Subsidiary of the Borrower that is not designated as an “Unrestricted Subsidiary” on the date such Subsidiary is created or acquired be designated as an “Unrestricted Subsidiary” after the date of creation or acquisition unless (x) all Investments made in such Unrestricted Subsidiary prior to such designation shall be treated as Investments in an Unrestricted Subsidiary and subject to the limitations set forth in Section 5.02(f) and (y) after giving effect to such designation and the application of the foregoing clause (x), no Default or Event of Default shall have occurred and be continuing.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(d) and outstanding at such time.

“Unused Term B-2 Commitment” means, with respect to any Term B-2 Lender at any time, (a) such Lender’s B-2 Commitment at such time minus (b) the sum of the aggregate principal amount of all Term B-2 Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

“Voting Agreement” means the Voting Agreement, dated as of May 20, 2005, between the General Partner and Donald J. Trump (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Secured Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warrant Agreement” means the Warrant Agreement, dated as of May 20, 2005, between the General Partner and Donald J. Trump (and any renewals or replacements thereof or amendments thereto so long as the terms of such renewals, replacements or amendments are not less favorable to the Secured Parties in any material respect, taken as a whole, as compared to such agreement as in effect on the Effective Date).

“Weighted Average Life to Maturity” means, when applied to any Debt, or preferred stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of (x) the number of years from the date of determination to the date of each successive scheduled principal payment of such Debt, including remaining sinking fund payments or payments at serial or final maturity or redemption or similar payment with respect to such preferred stock multiplied by (y) the amount of such payment, by (b) the sum of all such payments.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“World’s Fair Site” means the parcels of land and other real property interests located in Atlantic City, New Jersey constituting the former World’s Fair site, which is owned by Trump Plaza Associates LLC as of the Effective Date.

“World’s Fair Site Proceeds” means the proceeds from the sale of the World’s Fair Site pursuant to the Plan of Reorganization.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Term B-1 Advances. Each Term B-1 Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B-1 Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term B-1 Commitment at such time. The Term B-1 Borrowing shall consist of Term B-1 Advances made simultaneously by the Term B-1 Lenders ratably according to their Term B-1 Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Term B-2 Advances. Each Term B-2 Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Term B-2 Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the date that is twelve months following the Effective Date (the “Term B-2 Availability Termination Date”) in an amount for each such Advance not to exceed such Lender’s Unused Term B-2 Commitment at such time. Each Term B-2 Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $500,000 in excess thereof (or the remaining Unused Term B-2 Commitments, if less) and shall consist of Term B-2 Advances made simultaneously by the Term B-2 Lenders ratably according to their Term B-2 Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d) The Swing Line Advances. The Swing Line Bank severally agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount owing to the Swing Line Bank not to exceed at any time outstanding the lesser of (i) the Swing Line Facility at such time and (ii) the Swing Line Bank’s Swing Line Commitment at such time; provided, however, that no Swing Line Borrowing shall exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof. Within the limits of the Swing Line Facility and within the limits referred to in the first sentence of this subsection (d), the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(e) The Letters of Credit. The Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate or other financial institution with which the Issuing Bank shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf) letters of credit (the “Letters of Credit”) in U.S. Dollars for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until five Business Days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by the Issuing Bank not to exceed at any time the Letter of Credit Facility at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of five Business Days before the Termination Date, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days (or such lesser period as the Issuing Bank shall agree) prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in the Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank to give the beneficiary named in the Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under the Letter of Credit prior to the date the Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of the Letter of Credit in any event to be extended to a date later than five Business Days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, the Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement (except that the Borrower shall not be deemed to have made any representations or warranties in connection therewith). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(e), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(e).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent,

which shall give to each Appropriate Lender prompt notice (but in any event by no later than 3:00 P.M. on the date it receives such notice from the Borrower) thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02 (except that the Borrower shall not be deemed to have made any representations and warranties). The Swing Line Bank shall furnish the Borrower with a copy of the Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 3:00 P.M. on the day specified in such Notice of Borrowing.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by such Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by such Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in a Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances having an Interest Period of more than one month for the initial Borrowing hereunder and for the first 30 days following the Effective Date (or such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders) or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Term B Advances may not be outstanding as part of more than ten separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than ten separate Borrowings.

(d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date, so long as such Lender shall have provided prompt notice and a detailed calculation thereof.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the tenth Business Day (or such shorter period as agreed by the Issuing Bank) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from the Required Lenders, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. The Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by the Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by the Issuing Bank, (B) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by the Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by the Issuing Bank and (C) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by the Issuing Bank.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C

Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(d)(i) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent for the account of the Issuing Bank, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft; provided, however, that if a Letter of Credit Advance is not repaid in full on the Business Day following the making of such Letter of Credit Advance, then the Administrative Agent shall request on behalf of the Borrower that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit Advance. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02 (except that the Borrower shall not be deemed to have made any representations and warranties). Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. (New York City time) on the day specified in such Notice of Borrowing.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Repayment of Advances. (a) Term B Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Advances in quarterly installments payable on the last Business Day of each March, June, September and December, commencing on September 30, 2005, in an amount equal to (x) on each such date occurring prior to the sixth anniversary of the Effective Date, 0.25% and (y) thereafter, 23.50%, in each case of the sum of (i) the original principal amount of the Term B-1 Advance made on the Effective Date plus (ii) the amount of each Term B-2 Commitment as of the Effective Date (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06 and reduced pro rata for each reduction or termination of Term B-2

Commitments without funding Term B-2 Loans); provided, however, that the final principal installment shall be repaid on the Term B Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term B Advances outstanding on such date.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

(d) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of (A) demand and (B) the Termination Date, the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set–off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non–perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility and the Letter of Credit Facility, the Unused Term B-2 Commitments and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii) The Unused Term B-2 Commitment of each Term B-2 Lender shall be terminated in full on the Term B-2 Availability Termination Date.

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 for Term B Advances or $2,000,000 for Revolving Credit Advances or, in each case, an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c); provided, however, that, in the case of any such notice of an optional prepayment made in connection with a proposed refinancing in full of the Facilities, the Borrower shall be permitted to revoke such notice in the event that such refinancing is not consummated subject to payment of all costs of the Lenders under Section 9.04(c) incurred by such Lenders as a result of such notice of prepayment. Each such prepayment of any Term B Advances shall be applied ratably to each of the Term B Facilities and to the remaining installments thereof on a pro rata basis.

(b) Mandatory. (i) The Borrower shall, on the 90th day following the end of each Fiscal Year beginning with the first full Fiscal Year following the Effective Date, prepay an aggregate principal amount of the Advances or deposit an amount in the Collateral Account in an amount equal to the Applicable Prepayment Percentage of Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied first ratably to each of the Term B Facilities on a pro rata basis and to the remaining installments of each Term B Facility on a pro rata basis and second to the Revolving Credit Facility as set forth in clause (v) below.

(ii) The Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries prepay an aggregate principal amount of the Advances or deposit an amount in the Collateral Account in an amount equal to the Applicable Prepayment Percentage of the amount of such Net Cash Proceeds. Each such prepayment shall be applied first ratably to each of the Term B Facilities on a pro rata basis and to the remaining installments of each Term B Facility on a pro rata basis and second to the Revolving Credit Facility as set forth in clause (v) below.

(iii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances or the Swing Line Advances or deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iv) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(v) Prepayments of the Revolving Credit Facility made pursuant to clauses (i), (ii) or (iii) above or clause (vi) below shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full and third applied to prepay Revolving Credit Advances then outstanding until such Advances are paid in full and no such prepayment shall result in a reduction of any Commitments.

(vi) Notwithstanding anything to the contrary contained in subsection (b)(ii) of this Section 2.06, so long as no Event of Default shall have occurred and be continuing, if, on any date on which a prepayment of Advances would otherwise be required pursuant to subsection (b)(ii) of this Section 2.06, the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay Advances on such date are less than or equal to $5,000,000, the Borrower may defer such prepayment until the date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay Advances exceeds $10,000,000, at which time the aggregate amount of all Net Cash Proceeds received and not applied to prepay Advances shall be required to prepay Advances in accordance with Section 2.06(b)(ii). Upon the occurrence of a Event of Default and upon demand from the Administrative Agent, the Borrower shall immediately prepay Advances in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Advances by this Section 2.06 (without giving effect to the first and second sentences of this subsection (b)(vi)) but which have not previously been so applied.

(vii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the date hereof in the case of each such Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other such Lender until the Termination Date, payable in arrears on the Effective Date, thereafter quarterly on the last Business Day of each March, June, September and December and on the Termination Date, at a rate of 1/2 of 1% per annum on the average daily Unused Revolving Credit Commitment of such Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that any commitment fee accrued with respect to the Revolving Credit Commitments of a Defaulting Lender

during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Term B-2 Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Term B-2 Lenders a commitment fee, from the date hereof in the case of each such Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other such Lender until the Term B-2 Availability Termination Date, payable in arrears on the Effective Date, thereafter quarterly on the last Business Day of each March, June, September and December and on the Term B-2 Availability Termination Date, at the rate of 1% per annum on the average daily unused portion of each Appropriate Lender’s Unused Term B-2 Commitment of such Lender; provided, however, that any commitment fee accrued with respect to the Term B-2 Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on the Term B-2 Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears on the last Business Day of each March, June, September and December and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at a rate of per annum equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility.

(ii) The Borrower shall pay to the Issuing Bank, for its own account on the last Business Day of each March, June, September and December and on the Termination Date a fronting fee for each Letter of Credit issued by the Issuing Bank in an amount equal to 1/4 of 1% per annum of the Available Amount of such Letter of Credit on the date of such payment.

(d) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request issued after the Effective Date from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party and a certificate setting forth the calculation of such amount (with a copy of such demand and such certificate to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(a) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(a). A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any law or regulation or any guideline or request issued after the Effective Date from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation and a certificate setting forth the calculation of such amount (with a copy of such demand and such certificate to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(b). A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof shall notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, at its sole cost and expense, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (c) each such Lender Party assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 22 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Appropriate Lenders under Section 2.08(a) on such date, ratably based upon the respective undrawn aggregate Commitments of such Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term B Facility, for application to the principal repayment installments thereof in inverse order of maturity.

SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof or any other jurisdiction or any political subdivision thereof from or through which such payments are made, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof and branch profits taxes imposed by the United States or similar tax imposed by the jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non–excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the other Loan Documents being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes and Other Taxes imposed or asserted on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party that is not a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Loan Party (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and such Loan Party with two original Internal Revenue Service Forms W-8BEN and/or Form W-8IMY, as applicable (in each case, certifying that it is entitled to benefits under an income tax treaty to which the United States is a party) or W-8ECI, or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. To the extent required by applicable law, each Lender Party that is a United States person shall, on the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, upon expiration or obsolescence of any form previously submitted under this Section 2.12(e), and from time to time thereafter as reasonably requested in writing by the Loan Party (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and such Loan Party with two original Internal Revenue Service Forms W-9 (or successor forms) establishing that such Lender Party is not subject to U.S. backup withholding tax. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to payments of additional amounts or indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) If a Lender Party determines, in its sole discretion, that it has received a refund from a taxing authority of Taxes as to which it has been indemnified or paid additional amounts by a Loan Party pursuant to this Section 2.12, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses of the Lender Party, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), within 60 days after receipt of such refund. Notwithstanding the foregoing, (i) no Loan Party shall be entitled to review the tax records or financial information of any Lender Party, (ii) no Lender Party shall have any obligation to pursue (and no Loan Party shall have any right to assert) any refund of Taxes that may be paid by a Loan Party, and (iii) a Loan Party receiving any such refund from a Lender Party pursuant to this Section 2.12(g) shall promptly pay over to the Lender Party any portion of such refund that subsequently is disallowed by the relevant taxing authority (plus any interest, penalties or other charges imposed by the relevant taxing authority).

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of (a) Term B Advances shall only be utilized solely to (i) refinance all amounts outstanding under the DIP Credit Agreement, (ii) fund the construction of the New Tower, (iii) pay the fees and expenses incurred in connection with the Transaction and (iv) provide for the ongoing working capital and general corporate needs (including Capital Expenditures to the extent permitted by Section 5.02(o)) of the Borrower and its Subsidiaries, provided that $150,000,000 of the Term B Advances shall be restricted in use to, and the Borrower agrees to use such amount solely for, the construction of the New Tower, and (b) Revolving Credit Advances, Letters of Credit and Swing Line Advances shall be utilized solely for the Borrower’s and its Subsidiaries’ working capital requirements and other general corporate purposes.

SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower, (iii) the Borrower shall receive a notice from any applicable Governmental Authority that any Lender is no longer qualified or suitable to make Advances to the Borrower under the applicable Gaming Laws (and such Lender is notified by the Borrower and the Administrative Agent in writing of such disqualification), including because such Lender has been denied a license, qualification or finding of suitability or has failed to deliver information required under the applicable Gaming Laws and (iv) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other

Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii) second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank; and

(iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a bank (the “Escrow Bank”) selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such

Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii) second, to the Issuing Bank and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Bank and the Swing Line Bank;

(iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term B Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term B Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions have been satisfied or waived and the obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the Effective Date is subject to the satisfaction or waiver of such conditions precedent before or concurrently with the Effective Date:

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the security interest created thereunder,

(E) evidence of the insurance required by the terms of the Security Agreement,

(F) copies of the Trademark License Agreement, together with a consent to the assignment of such agreement in substantially the form of Exhibit B to the Security Agreement, duly executed by each party to such assignment other than the Loan Parties,

(G) the Intellectual Property Security Agreement referred to in the Security Agreement (the “Intellectual Property Security Agreement”) in form appropriate for filing with the U.S. Copyright Office and/or U.S. Patent and Trademark Office, as applicable, duly executed by each Loan Party,

(H) the Account Control Agreements referred to in the Security Agreement, duly executed by each Pledged Account Bank referred to in the Security Agreement,

(I) the Securities Account Control Agreements referred to in the Security Agreement, duly executed by the Collateral Agent, the applicable Loan Party and the applicable securities intermediary, and

(J) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii) A mortgage in substantially the form of Exhibit K hereto (the “Ship Mortgage”), duly executed and delivered by Trump Indiana and the Collateral Agent, together with each other document required to be delivered in connection therewith.

(iv) Deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit G hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the Properties (other than Excluded Properties) (together with Assignments of Leases and Rents and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the day of the Initial Extension of Credit or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the Initial Extension of Credit, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D) estoppel and consent agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Part B of Schedule 4.01(v) hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent,

(E) evidence of the insurance required by the terms of the Mortgages,

(F) certified copies of all management agreements, duly executed by each of the parties thereto, relating to each of the Properties,

(G) duly executed management subordination agreements, each in a form satisfactory to the Administrative Agent, corresponding to each of the management agreements, and

(H) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(v) Certified copies of the resolutions of the board of directors (or similar governing body) of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate (or limited liability company) action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(vi) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation, as applicable, of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation, as applicable.

(vii) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws (or other applicable formation documents) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation (or formation) and good standing or valid existence of such Loan Party as a corporation organized (or, in the case of a limited liability company, formed) under the laws of the jurisdiction of its incorporation (or formation) and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request.

(x) Certified copy of the Confirmation Order entered by the Bankruptcy Court approving the Plan of Reorganization.

(xi) Certificates, in substantially the form of Exhibit H hereto, attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from the Borrower’s Responsible Officer.

(xii) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans and Multiemployer Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated December 31, 2004, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit), pro forma financial statements as to the Borrower and forecasts prepared by management of the Borrower, in form and substance reasonably satisfactory to the Lender Parties, of balance sheets, income statements and cash flow statements on a quarterly basis for each year following the Effective Date until the Term B Maturity Date.

(xiii) Evidence reasonably satisfactory to the Lender Parties that the Borrower shall have ordered Phase I environmental assessment reports, to be generated in accordance with standards promulgated by the American Society for Testing and Materials for Phase I Assessments, from an environmental consulting firm reasonably acceptable to the Administrative Agent, as to any hazards, costs or liabilities under Environmental Laws to which any Loan Party or any of its Subsidiaries may be subject.

(xiv) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xv) A favorable opinion of Latham & Watkins LLP, counsel for the Loan Parties, in substantially the form of Exhibit I-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xvi) A favorable opinion of Graham, Curtin & Sheridan, P.A., local counsel for the Loan Parties in New Jersey, in substantially the form of Exhibit I-2 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xvii) A favorable opinion of Sterns & Weinroth, P.C., gaming counsel for the Loan Parties in New Jersey, in substantially the form of Exhibit I-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xviii) A favorable opinion of Tabbert Hahn Earnest & Weddle, LLP, local counsel for the Loan Parties in Indiana, in substantially the form of Exhibit I-4 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xix) The Intercreditor Agreement, duly executed by the Borrower, the General Partner, the Collateral Agent and U.S. Bank National Association, as second lien collateral agent for the holders of the New Notes.

(b) The Administrative Agent shall be reasonably satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Equity Interests in which Subsidiaries is being pledged pursuant to the Loan Documents, including the terms and conditions of the charter, bylaws and each class of Equity Interest in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(c) The Administrative Agent shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Debt shall be on terms and conditions described in the Disclosure Statement.

(d) (i) The United States Bankruptcy Court for the District of New Jersey shall have entered the Confirmation Order confirming the Plan of Reorganization and approving the Loan Documents and the Related Documents, such order and Plan of Reorganization to be in form and substance reasonably satisfactory to the Administrative Agent, (ii) the Confirmation Order shall be in full force and effect and not be subject to any appeal or stay, (iii) the “Effective Date” under and as defined in the Plan of Reorganization shall have occurred (or shall be simultaneously occurring) and the Plan of Reorganization shall have been consummated (or be simultaneously consummating) in accordance with the terms thereof, (iv) the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it demonstrating each of the foregoing and (v) the Administrative Agent shall be reasonably satisfied with all agreements, instruments and documents relating to the Transaction.

(e) The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties) due and payable on or prior to the Effective Date.

(f) The Borrower shall have received a debt rating for the Facilities from each of Moody’s and S&P.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make an Advance (other than as set forth in Section 2.03(c) with respect to Letter of Credit Advances made by the Issuing Bank or a Revolving Credit Lender and as set forth in Section 2.03(b) with respect to Swing Line Advances made by a Revolving Credit Lender) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance the following statements shall be true and the Administrative Agent shall have received for the account of such Lender or the Issuing Bank a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing or issuance, stating that:

(a) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance, in which case as of such specific date; and

(b) no Default has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom (including, without limitation, under Section 2.14).

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite corporate limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons set forth in Schedule 4.01(b) and, to the extent owned by a Loan Party, are free and clear of all Liens, except those created under the Collateral Documents and, subject to the Intercreditor Agreement, Liens permitted under Section 5.02(a)(ii).

(c) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Gaming Laws), order, writ, judgment, injunction, decree, determination or award, except for any such violation which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except for any such conflict, breach, default or required payment which could not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings specifically contemplated in the Collateral Documents or listed on Schedule 4.01(d) hereto, all of which (other than those specifically contemplated by the Collateral Documents) have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Cases and matters described in Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g) The Consolidated balance sheet of the General Partner and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and Consolidated statement of cash flows of the General Partner and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, duly certified by the Responsible Officer of the General Partner, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the General Partner and its Subsidiaries as at such dates and the Consolidated results of operations of the General Partner and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2004, there has been no Material Adverse Change, other than (x) any change disclosed in publicly filed documents filed by the General Partner or any of its Subsidiaries not less than five Business Days prior to the Effective Date or (y) any change of the type that customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 and the commencement of Chapter 11 cases before the Bankruptcy Court.

(h) The Consolidated forecasted balance sheet, statements of income and statements of cash flows of the General Partner and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the General Partner’s reasonable estimate of its future financial performance.

(i) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j) All Gaming Licenses have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Gaming Licenses or any such conflict or restriction could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties has received any written notice or other written communications from any Gaming Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Gaming License, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have a Material Adverse Effect.

(k) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a

“holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject solely to Permitted Liens), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and Permitted Liens. Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable first mortgage Lien on the respective Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons, subject to Permitted Liens.

(n) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(o) (i) Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Plans and Multiemployer Plans.

(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that could reasonably be expected to result in a material liability to a Loan Party or any ERISA Affiliate.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate in all material respects and fairly presents in all material respects the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(p) (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except for matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and to its knowledge never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no friable asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries; neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries at the time owned or operated by said entity have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.

(q) (i) Except as set forth on Part I of Schedule 4.01(q), neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(iii) Except as set forth in Part II of Schedule 4.01(q), no issues have been raised by any Federal, state, local or foreign tax authorities in respect of tax periods for which the applicable statute of limitations for assessment or collection has not expired that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(r) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

(s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date set forth therein the obligor and the principal amount outstanding thereunder.

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Surviving Debt, showing as of the date set forth therein the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries as of the date set forth therein, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto as of the date set forth therein.

(v) (i) Set forth on Part A of Schedule 4.01(v) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, as of the date hereof, showing the street address, county or other relevant jurisdiction, state, record owner and book value thereof as of the date set forth therein. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(ii) Set forth on Part B of Schedule 4.01(v) is a complete and accurate list, as of the date hereof, of all leases of the real property under which any Loan Party is the lessee, showing as of the date hereof the material terms thereof (including the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof) to the reasonable satisfaction of the Administrative Agent. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iii) Set forth on Part C of Schedule 4.01(v) hereto is a complete and accurate list, as of the date hereof, of all leases of real property under which any Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof on the date hereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(y) To the knowledge of each Loan Party, no action has been taken to perfect or protect the Liens and security interests of the holders of the New Notes by or for the benefit of such holders (or any agent for such holders) in the Collateral without a substantially similar action having been taken in respect of the Liens and security interests created under the Collateral Documents.

(z) Each of the Loan Parties represents and warrants that, as of the Closing Date, it is not a party to any management, franchise agreement or other similar agreement with any Person (other than a Loan Party) relating to the management or operation of any Casino Property; and

each of the Loan Parties agrees that it shall not enter into any such agreement with any Person (other than a Loan Party) if, (i) in the case of a management agreement, such agreement relates to the day-to-day management of substantially all of the hotel operations of any Casino Property or (ii) in the case of a franchise agreement or similar agreement, such agreement relates to the management and operation of substantially all of the hotel operations of any Casino Property, unless, in each case, it causes such Person to enter into, contemporaneously therewith, a subordination agreement, in the case of a management agreement, or a comfort letter, in the case of a franchise agreement or similar agreement, in either case in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation (other than Unmatured Surviving Obligations) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws; Maintenance of Gaming Licenses, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Gaming Laws.

(ii) Maintain, and cause each of its Subsidiaries to maintain, (A) such valid Gaming Licenses in all jurisdictions as may be necessary to operate each of its Gaming Facilities, the absence of which could reasonably be expected to have a Material Adverse Effect, and (B) all liquor licenses and registrations as may be necessary to sell alcoholic beverages from and in its Gaming Facilities.

(iii) Except in the case of any License Revocation or a revocation or non-renewal of a liquor license or registration that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, notify, and cause each of its Subsidiaries to notify, the Administrative Agent promptly upon a License Revocation or a revocation or non-renewal of a liquor license or registration.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and is not subject to a stay.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.

(e) Preservation of Legal Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, other than those, in each case, which could not reasonably be expected to have a Material Adverse Effect; provided, however, that such Loan Party and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

(f) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers, directors or members and with their independent certified public accountants at the Borrower’s expense; provided that only one such visit of each Agent and Lender Party per Fiscal Year shall be at the expense of the Borrower.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing provision shall not apply to: (i) the payment of (x) reasonable and customary fees paid to, and (y) indemnities in the ordinary course of business provided on behalf of, officers, directors, employees or consultants of the Borrower, the General Partner or any of their respective Subsidiaries; (ii) the BHR Joint Venture and the Parking Lease; (iii) the Trademark License Agreement; (iv) the Trademark Security Agreement; (v) the ROFO

Agreement; (vi) the Services Agreement; (vii) the Voting Agreement; and (viii) the Warrant Agreement.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiary (other than a CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party (each, a “New Subsidiary”) or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a New Subsidiary, within 10 days after such formation or acquisition, cause each such New Subsidiary, and cause each direct and indirect parent of such New Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 10 days after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such New Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,

(iii) within 15 days after (A) such request or acquisition by any Loan Party of a parcel of real property with a value greater than $5,000,000, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any New Subsidiary, duly execute and deliver and cause each New Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such New Subsidiary under the Loan Documents; provided that if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

(iv) within 30 days after such request, formation or acquisition, take, and cause each Loan Party and each such New Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Lender Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (2) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (3) such other matters as the Collateral Agent may reasonably request,

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Collateral Agent, to the Collateral Agent with respect to each parcel of real property with a value greater than $5,000,000 owned or held by each Loan Party and each New Subsidiary, title reports, surveys and engineering, soils and other reports, environmental assessment reports, tenant estoppels and each of the other items, mutatis mutandis, set forth in Section 3.01(a)(iv) as may be applicable, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Loan Party and each New Subsidiary, any and all further instruments and documents and take, and cause each Loan Party and each New Subsidiary to take, all such other action as the Collateral Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,

(ii) promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the provisions of the Loan Documents, (B) to the fullest extent permitted by applicable law and agreements with third parties, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter granted to the

Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, and

(iii) take each action set forth on Schedule 5.01(k) hereto within the time period set forth on such Schedule for the taking of such action.

(l) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document, other than, in each case, where the failure to take such action could not reasonably be expected to have a Material Adverse Effect.

(m) Preparation of Environmental Reports. Upon and during the continuance of an Event of Default, permit the Administrative Agent on five days’ prior written notice to the Borrower to retain an environmental consulting firm to prepare an environmental site assessment report at the expense of the Borrower or such Loan Party, and each Loan Party hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants and customary access terms, to enter onto their respective properties to undertake such an assessment.

(n) Compliance with Terms of Leaseholds. Make all material payments and otherwise perform in all material respects all obligations in respect of all material leases of real property to which each Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated prior to the end of their term or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o) Cash Concentration Accounts. Maintain, and cause each of its Subsidiaries to maintain, main cash concentration accounts with depositories reasonably acceptable to the Administrative Agent that have complied with the requirements set forth in the Security Agreement for Pledged Banks (as defined in the Security Agreement) with respect to each such account.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation (other than an Unmatured Surviving Obligation) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Liens on the Collateral securing Debt permitted under Section 5.02(b)(ii) on a second-priority basis to the Facilities and subject to the terms of the Intercreditor Agreement;

(iii) Permitted Liens;

(iv) Liens relating to any custom duties imposed in the ordinary course of business;

(v) Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

(vi) purchase money Liens upon or in property acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (vi) shall not exceed the amount permitted under Section 5.02(b)(iii) at any time outstanding;

(vii) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(viii) Liens arising under applicable Gaming Laws; provided that no such Lien constitutes a Lien securing repayment of Debt;

(ix) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower, the General Partner or any of their respective Subsidiaries, in each case granted in the ordinary course of business in favor of the financial institutions with which such accounts are maintained, securing amounts owing to such financial institutions with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, so long as, in no event, shall any such Lien secure (either directly or indirectly) the repayment of any Debt;

(x) licenses of Intellectual Property granted by the Borrower or any of their respective Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and any of their respective Subsidiaries;

(xi) Leases with respect to the properties of the Borrower or any Subsidiary, in each case entered into in the ordinary course of the Borrower or any Subsidiary’s business, so long as such leases do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of any of the Gaming Facilities and (y) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(xii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower, the General Partner or any of their respective Subsidiaries (and not created in anticipation or contemplation thereof) in accordance with Section 5.02(f); provided that such Liens were in existence prior to the contemplation of the acquisition, merger or consolidation and do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

(xiii) Liens on Equity Interests in any Unrestricted Subsidiary solely to secure Debt of such Unrestricted Subsidiary;

(xiv) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $15,000,000.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) Debt under the New Notes in an principal aggregate amount not to exceed $1,250,000,000;

(iii) Debt secured by Liens permitted by Section 5.02(a)(vi) not to exceed, together with Debt permitted under clause (iv) below, in an aggregate principal amount of $20,000,000 per Casino Property at any time outstanding;

(iv) Capitalized Leases not to exceed in an aggregate principal amount, together with Debt permitted pursuant to clause (iii) above, $20,000,000 per Casino Property at any time outstanding, and in the case of Capitalized Leases to which any Subsidiary of any Loan Party is a party, Debt of such Loan Party of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(v) the Surviving Debt;

(vi) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates and foreign currencies incurred in the ordinary course of business and consistent with prudent business practice;

(vii) Debt owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Debt shall (x) in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) be on terms reasonably acceptable to the Administrative Agent and (z) be otherwise permitted under the provisions of Section 5.02(f);

(viii) to the extent such incurrence does not result in the incurrence by the Borrower or any of its Subsidiaries of any obligation for the payment of Debt for Borrowed Money of others, Debt by the Borrower or any of its Subsidiaries owed to any Person in connection with the termination of employment of or severance obligations owed to such Person and not to exceed $5,000,000 in the aggregate;

(ix) Debt arising from agreements of the Borrower or a Subsidiary Guarantor providing for indemnifications and adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees Obligations in respect of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(A) such Debt is not reflected on the balance sheet of the Borrower or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (ix)(A)); and

(B) the maximum assumable liability in respect of all such Debt shall at no time exceeds the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and any Subsidiary in connection with such disposition; or

(x) Debt that constitutes an Investment of the type described in clause (i) or (j) of the definition thereof solely to the extent permitted by Section 5.02(f);

(xi) unsecured Debt of the Borrower, subject to pro forma compliance with Section 5.04 after giving effect to the incurrence of such Debt, subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent and having a maturity date of not less than six months following the Term B Maturity Date and having no amortization prior to the Term B Maturity Date;

(xii) unsecured Debt in an aggregate principal amount not to exceed $30,000,000, subject to pro forma compliance with Section 5.04 after giving effect to the incurrence of such Debt, subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent, and having a maturity date of not less than six months following the Term B Maturity Date and having no amortization prior to the Term B Maturity Date;

(xiii) Debt secured by Liens permitted by Section 5.02(a)(xii) in an aggregate principal amount not to exceed $10,000,000; and

(xiv) Debt representing a refinancing, replacement or refunding of Debt permitted by clauses (b)(ii) through (b)(v) and (b)(xiii) above (the “Refinancing Debt”); provided that

(A) such Refinancing Debt has a Weighted Average Life to Maturity at the time such Refinancing Debt is incurred which is not less than the remaining Weighted Average Life to Maturity of the Debt being extended, refunded, refinanced, defeased, renewed or replaced,

(B) the terms relating to principal amount, amortization, maturity and subordination (if any) and other material terms, taken as a whole, of any such Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced and the interest rate applicable to any such Refinancing Debt does not exceed the then applicable market interest rate,

(C) the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the sum of the outstanding principal amount (or accreted value, if applicable) of the Debt so extended, refunded, refinanced, defeased, renewed or replaced (plus all accrued interest thereon and the amount of all premiums and reasonable expenses incurred in connection therewith),

(D) the Debt is incurred either by the Borrower or the Subsidiary that is the obligor of the Debt being extended, refunded, refinanced, defeased, renewed or replaced,

(E) the Debt shall be secured only by the property or assets (if any) securing the Debt to be so extended, refunded, refinanced, defeased, renewed or replaced, and

(F) such Refinancing Debt shall not include: (i) Debt of a Subsidiary that extends, refunds, refinances, defeases, renews or replaces Debt or preferred stock of the Borrower, or (ii) Debt of the Borrower or a Subsidiary that extends, refunds, refinances, defeases, renews or replaces Debt or preferred stock of an Unrestricted Subsidiary;

(c) Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any business, other than Permitted Businesses;

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be the Borrower or a wholly-owned Subsidiary of the Borrower; provided, further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor; provided, further, that, in the case of any such merger or consolidation to which the Borrower is a party, the surviving entity in such merger or consolidation shall be the Borrower; and

(ii) in connection with any acquisition permitted under Section 5.02(f), the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be the Borrower or a wholly-owned Subsidiary of the Borrower; provided, further that, in the case of any merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor; provided, further, that, in the case of any such merger or consolidation to which the Borrower is a party, the surviving entity in such merger or consolidation shall be the Borrower;

(iii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (viii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales, transfers or other dispositions of obsolete assets;

(ii) the lease or sublease of real property or equipment in the ordinary course of business;

(iii) the license or sublicense of Intellectual Property in the ordinary course of business and on ordinary business terms;

(iv) sales, transfers or other dispositions of cash and Cash Equivalents or other property sold or disposed of in the ordinary course of business and on ordinary business terms, including sales of delinquent accounts receivables in connection with the compromise or collection thereof;

(v) transfers resulting from or made directly in connection with any casualty, condemnation of property or assets;

(vi) transfers in connection with any Investment permitted by Section 5.02(f);

(vii) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of business;

(viii) in a transaction authorized by Section 5.02(d) (other than subsection (iii) thereof);

(ix) sales, transfers or other dispositions of assets among Loan Parties; and

(x) the sale of the World’s Fair Site pursuant to the Plan of Reorganization;

(xi) so long as no Default shall have occurred and be continuing or would result from such sale, sales, transfers or other dispositions of assets for at least 85% cash consideration and for fair value in an aggregate amount not to exceed $10,000,000 in a single transaction or a series of related transactions; provided that the aggregate amount of all assets disposed under this clause (xi) shall not exceed $75,000,000; and

(xii) so long as no Default shall have occurred and be continuing or would result from such sale, sales, transfers or other dispositions of assets for at least 85% cash consideration and for fair value in an aggregate amount not to exceed $150,000,000;

provided that in the case of sales of assets pursuant to clause (xii) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (D) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $15,000,000;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iv) Investments existing on the date hereof and described on Schedule 4.01(w) hereto;

(v) Investments in Hedge Agreements permitted under Article V;

(vi) Investments consisting of intercompany Debt permitted under Section 5.02(b);

(vii) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A) any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be Permitted Businesses;

(C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by the Responsible Officer;

(D) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lender Parties pursuant to Section 5.03 as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(viii) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount (together with the aggregate amount of Investments made pursuant to clause (ix)(B) below) not to exceed $50,000,000; provided, however, that, with respect to each Investment made pursuant to this clause (viii):

(A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(B) such Investment shall be in property and assets which are part of, or in lines of business which are Permitted Businesses;

(C) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment;

(D) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lender Parties pursuant to Section 5.03 most recently delivered to the Administrative Agent and the Lender Parties as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

(ix) Investments in Unrestricted Subsidiaries (A) with proceeds from the sale or issuance of Equity Interests not required to prepay the Facilities under Section 2.06(b)(ii) and (B) otherwise, in an aggregate amount for such Investments (together with the aggregate amount of Investments made pursuant to clause (viii) above) not to exceed $50,000,000;

(x) Investments consisting of trade payables of the Borrower or any of its Subsidiaries created in the ordinary course of business;

(xi) Investments acquired by the Borrower or any of its Subsidiaries in exchange for settlements and collections;

(xii) Investments that constitute redemptions, retirements or defeasances of Equity Interests otherwise permitted under Section 5.02(g);

(xiii) Investments in securities or other assets not constituting cash or Cash Equivalents and received in connection with any transaction permitted under Section 5.02(e);

(xiv) Investments consisting of Capital Expenditures permitted under Section 5.02(o);

(xv) Investments required to be made in order to comply with the rules, regulations and requirements of Gaming Authorities and/or Gaming Laws;

(xiv) Investments made pursuant to the Berthing Agreement and the Parking Lease; and

(xvii) any Investment consisting of the extension of gaming credit to gaming patrons consistent with industry practice in the ordinary course of business.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or (except in the case of the General Partner) issue or sell any Equity Interests or accept any capital contributions, or, in each case, permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the General Partner or to issue or sell any Equity Interests therein, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Borrower may declare and pay distributions or dividends to the General Partner in amounts required by the General Partner for ordinary course costs and expenses in an aggregate amount not to exceed $1,500,000 in any Fiscal Year;

(ii) the Borrower may declare and pay distributions or dividends for the redemption, repurchase or other acquisition or retirement of, or any distribution or dividends to the General Partner to, and the General Partner may, effect the redemption, repurchase or acquisition or retirement of, any Equity Interests or Debt of the Borrower or the General Partner to the extent required by any Gaming Authority;

(iii) the Borrower may declare and pay distributions or dividends for the repurchase, retirement or other acquisition or retirement of common Equity Interests of the General Partner held by any future, present or former employee, director or consultant of the General Partner, the Borrower or any of their respective Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate payments made under this clause (iii) shall be in an aggregate amount not to exceed $1,000,000 in any calendar year;

(iv) the General Partner may repurchase Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(v) the Borrower and the General Partner may (A) declare and pay dividends and distributions payable only in Equity Interests of the Borrower or the General Partner, as applicable, and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its Capital Stock with the proceeds received contemporaneously from the issue of new Capital Stock with equal or inferior voting powers, designations, preferences and rights;

(vi) the Borrower may make cash distributions pursuant to the tax distribution provisions of Section 6.2 of the Partnership Agreement and payments under the indemnification provisions of Section 6.3 the Partnership Agreement (such distributions, the “Tax Distributions”), provided that the amount of any such Tax Distributions attributable to Unrestricted Subsidiaries of the General Partner, as determined by the Borrower in a manner reasonably acceptable to the Administrative Agent, which is in excess of the amount of cash distributions made by Unrestricted Subsidiaries to the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries), shall be deemed to be an Investment under Section 5.02(f)(ix);

(vii) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, (B) declare and pay cash dividends to its equity owners so long as such dividends are made ratably among its equity owners and (C) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i); and

(viii) the Loan Parties may make distributions of the World’s Fair Site Proceeds pursuant to the Plan of Reorganization.

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or regularly scheduled or required redemptions of Debt incurred in accordance with the provisions of this Agreement or (iii) any prepayment, redemption or repayment of Debt arising in connection with any Refinancing Debt incurred in accordance with the terms hereof, or amend, modify or change in any manner any term or condition of any Debt in a manner materially adverse to the Loan Parties or the Lender Parties, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to a Loan Party.

(k) Amendment, Etc., of Related Documents. Cancel or terminate any Related Document then in effect or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would materially and adversely impair the value of the interest or rights of any Loan Party thereunder or that would materially and adversely impair the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Subsidiary of such Loan Party becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of such Loan Party), (E) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses, (F) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such restrictions or encumbrances relate only to the assets (or Capital Stock of an entity directly or indirectly owning such assets) being sold pursuant to these contracts and such sale is permitted pursuant to Section 5.02(e), (G) customary provisions in joint venture agreements and other similar agreements so long as the related joint venture or Investment is permitted pursuant to Section 5.02(f), (H) customary provisions contained in leases and other agreements entered into in the ordinary course of business, and (I) customary restrictions in connection with Debt permitted under Section 5.02(b) so long as the Liens in favor of the Secured Parties are specifically permitted.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(o) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures other than:

(i) Project Capital Expenditures made by the Borrower and its Subsidiaries; provided, however, that the aggregate amount of such Project Capital Expenditures shall not exceed (A) during the period commencing on the Effective Date through December 31, 2006, $200,000,000 in the aggregate, (B) during the period commencing on the Effective Date through December 31, 2008, $410,000,000 in the aggregate (inclusive of amounts covered by the foregoing clause (A)) and (C) during any Fiscal Year commencing with the Fiscal Year ending December 31, 2009, $50,000,000 in the aggregate, provided that if, for any such Fiscal Year under this clause (C), the amount of Project Capital Expenditures permitted to be made in such Fiscal Year exceeds the aggregate amount of Project Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year (the amount of such excess being the “Excess Project Capex Amount”), the Borrower and its Subsidiaries shall be entitled to make additional Project Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Carryover Project Capex Amount”) equal to the lesser of (i) the Excess Project Capex Amount and (ii) 50% of the amount permitted to be made in such immediately preceding Fiscal Year (after giving effect to any Carryover Project Capex Amount); provided, further, that the amount specified above for any Fiscal Year shall not be deemed to have been utilized to make Project Capital Expenditures until the Carryover Project Capex Amount, if any, applicable to such Fiscal Year shall be utilized in full; and

(ii) Maintenance Capital Expenditures made by the Borrower and its Subsidiaries; provided, however, that the aggregate amount of such Maintenance Capital Expenditures made in any Fiscal Year shall not exceed (A) for the Fiscal Year ending December 31, 2005, 7.25% and (B) for each Fiscal Year thereafter, 6.0%, in each case of Consolidated gross revenues of the General Partner and its Subsidiaries for such Fiscal Year as determined in accordance with GAAP; provided, further, that if, for any Fiscal Year, the amount of Maintenance Capital Expenditures permitted to be made in such Fiscal Year exceeds the aggregate amount of Maintenance Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year (the amount of such excess being the “Excess Maintenance Capex Amount”), the Borrower and its Subsidiaries shall be entitled to make additional Maintenance Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Carryover Maintenance Capex Amount”) equal to the lesser of (i) the Excess Maintenance Capex Amount and (ii) 50% of the amount permitted to be made in such immediately preceding Fiscal Year (after giving effect to any Carryover Maintenance Capex Amount); provided, further, that the amount specified above for any Fiscal Year shall not be deemed to have been utilized to make Maintenance Capital Expenditures until the Carryover Maintenance Capex Amount, if any, applicable to such Fiscal Year shall be utilized in full.

(p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the New Notes, (iii) any agreement or instrument evidencing Surviving Debt, (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of such Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Loan Party, (iv) any purchase money Debt permitted by Section 5.02(b)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (v) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (vi) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses, (vii) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such restrictions or encumbrances relate only to the assets (or Capital Stock of an entity directly or indirectly owning such assets) being sold pursuant to these contracts and such sale is permitted pursuant to Section 5.02(e), (viii) customary provisions in joint venture agreements and other similar agreements so long as the related joint venture or Investment is permitted pursuant to Section 5.02(f), and (ix) customary restrictions in connection with Debt permitted under Section 5.02(b) so long as such restrictions are customary in the market for similar types of Debt for issuers or borrowers of similar credit quality.

(q) Restrictions on Certain Agreement. Enter into or, and permit any of its Subsidiaries to enter into, any management or consulting agreement with Donald J. Trump or any Affiliate of Donald J. Trump, other than (i) employment agreements in the ordinary course of business consistent with industry practice and approved by the Compensation Committee, (ii) the Services Agreement and (iii) the ROFO Agreement.

(r) General Partner as Holding Company. In the case of the General Partner, enter into or conduct any business, or engage in any activity other than (i) the holding of the Equity Interests in the Borrower; (ii) the performance of its duties as general partner of the Borrower and the performance of its Obligations under this Agreement; (iii) the performance of its obligations under agreements in existence on the Effective Date; (iv) the making of equity Investments in the Borrower and its Subsidiaries; (v) the maintenance of any deposit accounts required in connection with the conduct of business or activities otherwise permitted under the Loan Documents; and (vi) activities incidental to each of the foregoing. Notwithstanding anything herein to the contrary, the General Partner shall be permitted to make Investments in Unrestricted Subsidiaries to the extent permitted under Section 5.02(f).

(s) New Notes Indenture. Agree to any amendment of the New Notes Indenture or any waiver of the terms of the New Notes Indenture without obtaining the consent of the Required Lenders to such amendment or waiver, except in the case of any such amendment or waiver that seeks the consent of any of the Required Second Lien Secured Parties (as defined in the Intercreditor Agreement) to do only one or more of the following: (i) amend the maturity date of the New Notes to a date later than the date set forth in the New Notes Indenture as in effect on the date hereof, or decrease the amount of any scheduled principal amortization payment on or any interest rate applicable to the New Notes, or delete any mandatory prepayment provision with respect to the New Notes; (ii) amend or modify any covenant in the New Notes Indenture or any Second Lien Collateral Document (as defined in the Intercreditor Agreement) in such a manner as to make such covenant less restrictive to the Loan Parties; (iii) delete or waive any “Default” (as defined therein) under the New Notes Indenture; or (iv) cure any ambiguity, defect or inconsistency of a technical nature in the Indenture.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation (other than any Unmatured Surviving Obligation) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties will furnish to the Agents and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of independent public accountants of recognized standing acceptable to the Administrative Agent, (ii) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Required Lenders have not reasonably objected in writing, together with (w) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (x) if the General Partner has any Unrestricted Subsidiaries, a consolidating balance sheet, consolidating statement of income and a consolidating statement of cash flows, in each case of the General Partner and its Subsidiaries (showing the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries), taken as a whole, and the Unrestricted Subsidiaries of the General Partner, taken as a whole) as at the end of such Fiscal Year certified by a Responsible Officer of the General Partner, (y) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 and certified by a Responsible Officer of the General Partner, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the General Partner shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (z) a certificate of the Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the General Partner and its Subsidiaries as of the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the General Partner and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the General Partner and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Responsible Officer of the General Partner as having been prepared in accordance with generally accepted accounting principles, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (ii) if the General Partner has any Unrestricted Subsidiaries, a consolidating balance sheet, consolidating statement of income and a consolidating statement of cash flows, in each case of the General Partner and its Subsidiaries (showing the General Partner and its Subsidiaries (other than Unrestricted Subsidiaries), and taken as a whole, and the Unrestricted Subsidiaries of the General Partner, taken as a whole) as at the end of such quarter certified by a Responsible Officer of the General Partner, and (iii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the General Partner in determining compliance with the covenants contained in Section 5.04; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the General Partner shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Forecasts. As soon as available and in any event no later than 30 days after the end of each Fiscal Year, forecasts prepared by management of the General Partner, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements of the General Partner and Subsidiaries (other than Unrestricted Subsidiaries) on a quarterly basis for the Fiscal Year following such Fiscal Year and on a quarterly basis for each Fiscal Year thereafter until the Term B Maturity Date.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange

Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement with respect to Debt in excess of $20,000,000 and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) Revenue Agent Reports. Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of any Loan Party or, as applicable, the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which any Loan Party is a member aggregating $15,000,000 or more.

(j) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(k) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(l) Real Property. At the same time as delivery of financial statements under Section 5.03(b), a report supplementing Schedule 4.01(v) hereto, including an identification of all owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(m) Insurance. At the same time as delivery of financial statements under Section 5.03(b), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation (other than any Unmatured Surviving Obligations) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the General Partner will:

(a) Leverage Ratio. Maintain at all times a Leverage Ratio of not more than the amount set forth below for each period set forth below:

Quarter Ending	Ratio
June 30, 2005 through September 30, 2008	8.75:1.00

December 31, 2008 through September 30, 2009	8.50:1.00

December 31, 2009 through September 30, 2010	7.50:1.00

December 31, 2010 through September 30, 2011	7.00:1.00

December 31, 2011 and thereafter	6.50:1.00

(b) First Lien Leverage Ratio. Maintain at all times a First Lien Leverage Ratio of not more than the amount set forth below for each period set forth below:

Quarter Ending	Ratio
June 30, 2005 through September 30, 2008	2.25:1.00

December 31, 2008 through September 30, 2009	2.00:1.00

December 31, 2009 through September 30, 2010	1.75:1.00

December 31, 2010 and thereafter	1.50:1.00

(c) Interest Coverage Ratio. Maintain at all times an Interest Coverage Ratio of not less than the amount set forth below for each period set forth below:

Quarter Ending	Ratio
June 30, 2005 through September 30, 2008	1.35:1.00

December 31, 2008 through September 30, 2009	1.50:1.00

December 31, 2009 through September 30, 2010	1.75:1.00

December 31, 2010 and thereafter	2.00:1.00

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e) (as it relates to preservation of existence) or (i), 5.02, 5.03(a), (b) or (c) or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $15,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $15,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment has not been paid or discharged; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment or order remains in effect; or

(i) any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral covered thereby or any Loan Party shall so assert in writing; or

(k) a Change of Control shall occur; or

(l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $15,000,000; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $5,000,000 per annum; or

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

(o) the occurrence of a License Revocation with respect to a Gaming License in any jurisdiction in which any Loan Party owns or operates a Gaming Facility (except where such License Revocation or such revocation could not be reasonably expected to have a Material Adverse Effect); provided that such License Revocation continues for at least ten consecutive Business Days;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to 105% of the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, the Borrower will pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to 105% of the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than 105% of the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (a) 105% of such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, a Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto, including the execution and filing of documents in accordance with the regulatory requirements of any Gaming Authority and consistent with this Agreement. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this

Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, a Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though any such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. MSSF, UBSS and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, each of MSSF and UBSS shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though they were not Agents; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include MSSF and UBSS in their individual capacities. MSSF, UBSS and their affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MSSF and UBSS were not an Agents and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Revolving Credit Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Letters of Credit or the Loan Documents or any action taken or omitted by the Issuing Bank under the Letters of Credit or the Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, each Lender Party’s respective ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party, (ii) such Lender Party’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) such Lender Party’s Unused Term B-2 Commitments at such time and (iv) such Lender Party’s Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it or its Affiliate has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and discharged from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right (with the consent of the Borrower, so long as no Event of Default has occurred or is continuing) to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders (or, so long as no Event of Default has occurred or is continuing, consented to by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

SECTION 7.07. Other Agents; Arrangers and Managers. None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by any Agent or any Lender Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Agent or any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor (that is a Subsidiary of the Borrower) hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor (that is a Subsidiary of the Borrower) hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agents and the Lender Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Agent or any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Agent or any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Agent or such Lender Party, as the case may be (each Guarantor waiving any duty on the part of the Agents and the Lender Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Agent or any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, in its capacity as a guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Agent or any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, intent to accelerate, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Agent or any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Agent or any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Agent or any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Agent or such Secured Party, as the case may be.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Agent or any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Agents and the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Agents and the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent, acting at the direction of, or with the consent of, the Required Lenders, so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agents and the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent acting at the direction of, or with the consent of, the Required Lenders, is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured

Parties; provided that any Guarantor may assign its rights to the applicable Loan Party in a transaction permitted pursuant to Section 5.02(d).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of, or forbearance from taking any action in respect of, any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02;

(ii) change the definition of “Required Lenders” or otherwise change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder;

(iii) change the order of application of payments set forth in Section 2.11(f);

(iv) other than in connection with a transaction specifically permitted hereby, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties; or

(v) release all or substantially all of the Collateral in any transaction or series of related transactions;

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party;

(ii) reduce or forgive the principal of, or stated rate of interest (other than default interest) on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party;

(iii) postpone any date scheduled for any payment of principal of, or interest (other than default interest) on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder to a Lender Party without the consent of such Lender Party;

(iv) amend, waive, modify or consent to any departure from the conditions set forth in Section 3.02 without the consent of Revolving Credit Lenders holding at least a majority in interest of the Revolving Credit Commitments;

(v) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under one Facility without the consent of holders of a majority of the Commitments or Advances outstanding under such Facility;

(vi) shorten the time period in which any Lender is required to fund any Advance without the consent of such Lender; or

(vii) amend, waive, modify or consent to any departure from the provisions of this Section 9.01 in a manner that would adversely affect the rights of any Lender under this Section 9.01 without the consent of such Lender;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and as delivered as set forth in Section 9.02(b) if to any Loan Party, at the Borrower’s address at 725 Fifth Avenue, New York, New York 10022, Attention: Mr. Scott C. Butera, President and Chief Operating Officer; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Collateral Agent or the Administrative Agent, at its address at 1633 Broadway, 25th Floor, New York, New York 10019, Attention: Larry Benison, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the telegraph company or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. As agreed to among the Borrower, including as set forth in subsection (b) below, the Administrative Agent and the applicable Lender Parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any Notice of Borrowing, Notice of Issuance, Notice of Renewal or Notice of Conversion pursuant to Section 2.09, (ii) any notice of any prepayment of the Advances pursuant to Section 2.06, (iii) any notice of a Default or Event of Default under this Agreement or (iv) any certificate, agreement or other document required to be delivered to satisfy any condition set forth in Article III of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by delivering the Communications by e-mail to an e-mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system reasonably acceptable to the Borrower (the “Platform”).

(c) The Platform is provided on an “as is” and “as available” basis and the Agent Parties (as defined below) make no representation or warranty of any kind as the accuracy or completeness of the Communications or as to the adequacy of the Platform, and expressly disclaim any liability for any errors or omissions in the Communications. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, Advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, any direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of either Borrower’s or the Administrative Agent’s delivery of any Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by e-mail) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all reasonable due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel (A) for the Administrative Agent and (B) counsel for each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(e), Section 9.10 or Section 9.15(b), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set–off and application; provided, however, that the failure to give such notice shall not affect the validity of such set–off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set–off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) or Section 9.15(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) or Section 9.15(b) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the

“Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

(f) The Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release a substantial portion of the value of the Collateral or the value of the Guaranties and (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.12 to the same extent as if they were a Lender Party but, with respect to any particular participant, to no greater extent than the Lender Party that sold the participation to such participant and only if such participant agrees to comply with Section 2.12(e) and 2.12(g) as though it were a Lender Party.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender

Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor its Affiliates nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank or its Affiliates against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Non-Consenting Lenders. If at any time, any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, on five Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07 all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that such Non-Consenting Lender shall be entitled to receive the full outstanding principal amount of Advances so assigned, together with accrued interest and fees payable in respect of such Advances as of the date of such assignment.

SECTION 9.11. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.12. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents or sale of all of the assets of, or all of the Equity Interests in, a

Subsidiary in a transaction permitted by Section 5.02(e), the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item or such Subsidiary of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 9.13. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.14. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15. Application of Liquor Laws and Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to laws involving the sale or distribution of liquor (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that (i) it is subject to being called forward by the Governmental Authorities enforcing the Liquor Laws, in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the Pledged Equity) and the ownership and operation of Gaming Facilities, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b) This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that if the Borrower receives a notice from any applicable Gaming Authority that a Lender is not qualified to make Advances to the Borrower under applicable Gaming Laws (and such Lender is notified by the Borrower and the Administrative Agent in writing of such disqualification), the Borrower shall have the right to replace such Lender with a Person that is both an Eligible Assignee and an Eligible Transferee or prepay the Advances held by such Lender, even where a Default has occurred and is continuing. Any such payment under this Section 9.15(b) shall be deemed to be a prepayment as set forth in Section 2.06(a). Notice to such Lender shall be given ten days prior to the required date of transfer or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the replaced Lender shall cooperate with the Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, in any event not to be less than the minimum notice period set forth in the foregoing sentence. If the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon the Borrower, (i) such Lender shall no longer receive any interest payment on the Advances, (ii) such Lender shall no longer exercise, directly or indirectly, any right conferred by the Advances, and (iii) such Lender shall not receive any remuneration in any form from the Borrower for services or otherwise in respect of the Advances.

(c) Each of the Administrative Agent and the Lenders agrees to cooperate with all Gaming Authorities (or be subject to the provisions of Section 2.15) in connection with the provision of such documents or other information as may be requested by such Gaming Authorities relating to the Loan Parties or to the Loan Documents.

(d) If during the existence of an Event of Default hereunder or under any of the other Loan Documents it shall become necessary, or in the opinion of the Required Lenders advisable, for an agent, supervisor, receiver or other representative of the Administrative Agent and the Lenders to become licensed under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Collateral Documents or other Loan Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Loan Documents, the Borrower hereby agrees to grant such license or licenses and to execute such further documents as may be required in connection with the evidencing of such consent.

SECTION 9.16. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.17. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., as Borrower

By:	Trump Entertainment Resorts, Inc., its general partner

By:	/S/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Corporate Treasurer

TRUMP ENTERTAINMENT RESORTS, INC., as Guarantor

By:	/S/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Corporate Treasurer

TCI 2 HOLDINGS, LLC, as a Subsidiary Guarantor

By:	Trump Entertainment Resorts, Inc., its sole member

By:	/S/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Corporate Treasurer

TRUMP INDIANA REALTY, LLC;

TRUMP MARINA ASSOCIATES, LLC;

TRUMP PLAZA ASSOCIATES, LLC;

TRUMP TAJ MAHAL ASSOCIATES, LLC;

TRUMP ENTERTAINMENT RESORTS     DEVELOPMENT COMPANY, LLC;

    each as a Subsidiary Guarantor

By:	Trump Entertainment Resorts Holdings, L.P., their sole member

By:	Trump Entertainment Resorts, Inc., its general partner

By:	/S/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Corporate Treasurer

TRUMP INDIANA, INC., as a Subsidiary Guarantor

By:	/S/ JOHN P. BURKE
Name:	John P. Burke
Title:	Treasurer

TRUMP ENTERTAINMENT RESORTS FUNDING, INC., as a Subsidiary Guarantor

By:	/S/ JOHN P. BURKE
Name:	John P. Burke
Title:	Corporate Treasurer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By	/S/ TODD VANNUCCI
Title:	Executive Director

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By	/S/ TODD VANNUCCI
Title:	Executive Director

UBS SECURITIES LLC, as Syndication Agent

By	/S/ JOHN C. CROCKETT
Title:	Director

By	/S/ OLIVER O. TRUMBO II
Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Lender

By	/S/ TODD VANNUCCI
Title:	Executive Director

UBS LOAN FINANCE LLC, as Initial Lender

By	/S/ WILFRED N. SAINT
Title:	Director Banking Products Services, US

By	/S/ JOSELIN FERNANDES
Title:	Associated Director Banking Products Services, US

WELLS FARGO FOOTHILL, INC., as Initial Lender

By	/S/ JIM FARMER
Title:	SVP

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC., as Initial Lender

By	/S/ MICHELE KOVATCHIS
Title:	Director

MASTER SENIOR FLOATING RATE TRUST, as Initial Lender

By	/S/ PHILLIP BRENDEL
Title:	Vice President

FLOATING RATE INCOME STRATEGIES FUND II, INC., as Initial Lender

By	/S/ PHILLIP BRENDEL
Title:	Vice President

FLOATING RATE INCOME STRATEGIES FUND, INC., as Initial Lender

By	/S/ PHILLIP BRENDEL
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Issuing Bank

By	/S/ TODD VANNUCCI
Title: